Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CORRECTION OF "APPTECH PAYMENTS CORP.", FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF DECEMBER, A.D. 2021, AT 12:55 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

6469488 8100
SR# 20214203776

Authentication: 205071786
Date: 12-23-21

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:55 PM 12/23/2021
FILED 12:55 PM 12/23/2021
SR 20214203776 - File Number 6469488

STATE OF DELAWARE
CERTIFICATE OF CORRECTION

AppTech Payments Corp. ______________________________, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is AppTech Payments Corp. .
2. That a Certificate of Incorporation
   (Title of Certificate Being Corrected)
   was filed by the Secretary of State of Delaware on December 13, 2021 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.
3. The inaccuracy or defect of said Certificate is: (must be specific)

   The Certificate of Conversion was inadvertently not filed simultaneously with the Certificate of Incorporation
4. Article of the Certificate is corrected to read as follows:

   The Certificate of Incorporation is hereby rendered null and void.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction This 23rd______________day of December____________, A.D. 2021 .

DocuSigned by:

By: Luke D'Angelo
7CC8295D720D403
Authorized Officer

Name: Luke D'Angelo
Print or Type

Title: Incorporator